                                SECURITIES AND
                              EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 8-K

                                CURRENT REPORT

                        Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): March 8, 2000
                                                        --------------

                              ITC/\DELTACOM, INC.
                          ---------------------------

             (Exact name of registrant as specified in its charter)

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                Delaware                                 0-23252                                  58-2301135
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
     (State or other jurisdiction of              Commission File Number             (I.R.S. Employer Identification No.)
     incorporation or organization)

           ITC/\DeltaCom, Inc.
         1791 O.G. Skinner Drive
           West Point, Georgia                                                                         31833
----------------------------------------                                              ----------------------------------------
 (Address of principal executive offices)                                                             (Zip Code)
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      Registrant's telephone number, including area code: (706) 385-8000

__________________________________________________________________________

       (Former name or former address, if any changed since last report)

Item 5.  Other Events

     ITC/\DeltaCom, Inc. files herewith its audited consolidated financial statements as of December 31, 1999 and 1998 and for the three years ended
December 31, 1999 and its related Management's Discussion and Analysis of
Financial Condition and Results of Operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

     This Current Report on Form 8-K contains forward-looking statements that involve risks and uncertainties. In addition, members of ITC/\DeltaCom's management from time to time, may make forward-looking statements concerning
ITC/\DeltaCom's business, operating results and other developments.
ITC/\DeltaCom's actual results could differ materially from those anticipated in such forward-looking statements as a result of various factors, including those set forth in this Current Report on Form 8-K, as well as factors which may be identified from time to time in ITC/\DeltaCom's other filings with the Securities and Exchange Commission.

     ITC/\DeltaCom has included data with respect to EBITDA, as adjusted, in the following analysis because it is a measure commonly used in our industry.
EBITDA, as adjusted, represents earnings before extraordinary item, net interest, other income (expense), income taxes, and depreciation and amortization. EBITDA, as adjusted, is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flow as a measure of liquidity. EBITDA, as adjusted, is not necessarily comparable with similarly titled measures for other companies.

     Unless the context indicates otherwise, references in this Current Report on Form 8-K to "ITC/\DeltaCom" and "we" mean ITC/\DeltaCom, Inc. and its subsidiaries and predecessors. Unless otherwise indicated, dollar amounts over $1 million have been rounded to one decimal place and dollar amounts less than $1 million have been rounded to the nearest thousand.

OVERVIEW

     We are a full service provider of integrated voice and data telecommunications services on a retail basis to mid-size and major regional businesses in the southern United States and a leading regional provider of wholesale long-haul services to other telecommunications companies. In connection with these businesses, we own, operate and manage an extensive fiber optic network in the southern United States. We had revenues of $244.8 million, $171.8 million and $114.6 million for the years ended December 31, 1999, 1998 and 1997, respectively.

     We provide our wholesale long-haul services, which we refer to as our "carriers' carrier services," to other telecommunications carriers, including, among others, AT&T, Sprint, MCI WorldCom, Qwest, Cable & Wireless, and
Broadwing. During 1999, we extended our fiber network approximately 450 route miles to approximately 8,250 route miles, consisting of approximately 4,550 owned miles and approximately 3,700 managed, monitored and marketed miles. Our carriers' carrier services business generated revenues of $72.9 million, $51.9 million and $31.0 million for the years ended December 31, 1999, 1998 and 1997, respectively.

     We are also a full service provider of integrated retail telecommunications services, which we refer to as our "retail services," to mid-sized and major regional businesses in the southern United States. We offer our retail services in a bundled package tailored to the business customer's specific needs. These retail services include:

     .    local exchange services;

     .    long distance services;

     .    calling card and operator services;

     . Asynchronous Transfer Mode, or "ATM," frame relay and high capacity broadband private line services;

     .    Internet, Intranet and Web page hosting services;

     . primary rate interface connectivity and collocation services to Internet service providers;

     .    customer premise equipment sale, installation and repair;

     . enhanced services, including conference calling, fax broadcasting and pre-paid calling cards;

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     .    consulting, integration, operation and proactive management of data networks; and

     . in-depth network performance analysis and implementation and design services for data network deployment.

     At December 31, 1999, we provided our retail services to approximately
12,375 business customers in 33 metropolitan areas and had sold approximately
128,200 access lines, of which approximately 101,500 had been installed. We added eleven branch offices, three Nortel DMS-500 voice switches, three frame relay switches and four ATM switches to our existing network during 1999. We intend to provide the full range of our retail services in a total of approximately 47 metropolitan areas throughout the southern United States by the end of 2001. Our retail services business generated revenues of $172.0 million, $119.9 million and $83.6 million for the years ended December 31, 1999, 1998 and 1997, respectively.

     Company Background. We were incorporated in March 1997 as a wholly owned subsidiary of ITC Holding Company, Inc., to acquire and operate ITC Holding's retail services and carriers' carrier services businesses. As discussed in Note
1 to our consolidated financial statements appearing elsewhere in this report, this reorganization was accounted for in a manner similar to a pooling of interests.

     ITC Holding began to offer carriers' carrier services in late 1992 through Interstate FiberNet, a partnership in which ITC Holding held a 49% interest. In
August 1994, ITC Holding acquired the remaining 51% interest in Interstate
FiberNet. Also in August 1994, ITC Holding formed a second partnership, Gulf
States FiberNet, to construct and operate a fiber optic route primarily from Atlanta, Georgia to Shreveport, Louisiana with several supplemental spur routes.
In March 1997, ITC Holding acquired the remaining partnership interests in Gulf
States FiberNet and the Georgia Fiber Assets, which we refer to as the "Gulf
States Acquisition," which included one customer contract representing $3.5 million in annual revenues through August 2001, the expiration date of the contract. InterQuest, which was merged into our subsidiary, Interstate FiberNet, in July 1997, has provided operator and directory assistance services since
March 1992.  Members of our management have been managing the businesses of both
Interstate FiberNet and Gulf States FiberNet since their inception.

     In January 1996, as a result of the acquisition of DeltaCom, Inc., which we refer to as the "DeltaCom Acquisition," we entered the retail long distance business and acquired several fiber optic routes within Alabama that complemented the existing networks operated by Interstate FiberNet and Gulf
States FiberNet. DeltaCom, a provider of telecommunications services since its inception in 1982, provided long distance services to mid-sized and major regional businesses in the southern United States.

     Carriers' Carrier Services. We provide our carriers' carrier services using our owned and managed fiber optic network. This network reaches over 100 points of presence, or "POPs," in the following ten southern states:

          .    Alabama
          .    Arkansas
          .    Florida
          .    Georgia
          .    Louisiana
          .    Mississippi
          .    North Carolina
          .    South Carolina
          .    Tennessee
          .    Texas

     Of our network's approximately 8,250 route miles, approximately 4,550 are owned and operated by us and approximately 3,700 are owned and operated principally by three public utilities, Duke Power Company, Florida Power & Light
Company and Entergy Technology Company, with which we have marketing and management arrangements. Our arrangement with Entergy is exclusive. In addition, we have a buy-sell agreement with Carolinas FiberNet, LLC, which manages fiber optic facilities in North Carolina and South Carolina. This agreement enables the parties to buy and sell capacity on each other's networks and allows us to provide customers with access to POPs throughout those states.

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     In addition, as part of our strategy, we intend to continue to evaluate the potential expansion of our network through a combination of new construction, long-term dark fiber leases and fiber swap transactions, depending on the extent of capital required over the economic life of the fiber assets to be deployed.
To the extent that we elect to expand our network through long-term operating leases in lieu of construction, fiber swap transactions or long-term dark fiber capital leases, we expect such leases to have a negative effect on EBITDA, as adjusted; however, we expect that any expansion of our network through long-term operating leases will provide opportunities to generate additional revenues, which would partly offset any negative effects on EBITDA, as adjusted.  We expect to add approximately 1,000 to 1,500 owned and operated route miles to our fiber network by the end of 2000 through a combination of construction and long-
term dark fiber leases on various routes.

     We derive commission revenues from the marketing, sale and management of capacity on the utility-owned portions of our network. Negligible incremental costs are associated with these commissions, because we use the same marketing and sales force in servicing the utility-owned portions of the network as we do for the portions owned by us. Our commission revenues from these arrangements amounted to approximately $8.4 million, $3.8 million and $1.5 million for the years ended December 31, 1999, 1998 and 1997, respectively. We expect commissions associated with the utility-owned portions of the network to continue to increase in 2000.

     We provide wholesale long-haul services to our carriers' carrier customers on a "take or pay" long-term basis, on an individual circuit basis, or on a month-to-month basis after the initial term of the "take or pay" or individual circuit contract. As of December 31, 1999, we had remaining future long-term contract commitments totaling approximately $114.2 million. These contracts expire on various dates through 2008 and are expected to generate approximately
$103.3 million in revenues for us through 2004.

     We have implemented electronic redundancy throughout our network, which enables traffic to be rerouted to another fiber in the same sheath in the event of a partial fiber cut or electronic failure. At December 31, 1999, approximately 64% of our network was also protected by geographical diverse routing, also called a self-healing ring, which is a network design that enables traffic to be rerouted to an entirely different fiber optic cable, assuming capacity is available, in the event of a total cable cut.

     Retail Services. Our retail services involve the provision of voice, data and video telecommunications services to end users or resellers. Our retail services include the following:

     Local Services. We currently provide local service by using our own facilities and by reselling the services of incumbent local exchange carriers.
Over time, we expect to migrate a majority of the local service onto our own facilities. At December 31, 1999, we offered local exchange services in 32 of the 33 markets in which we provided our retail services. Local service revenue comprised approximately 42% of all new retail services revenues purchased by customers during 1999.

     In connection with offering local exchange services, we have entered into an interconnection agreement with BellSouth to (1) resell BellSouth's local exchange services and (2) interconnect our network with BellSouth's network for the purpose of gaining immediate access to all of BellSouth's unbundled network elements. This agreement allows us to enter new markets with minimal capital expenditures and to offer local exchange service to our current customer base.
The BellSouth interconnection agreement currently allows us to provide local service on a resale basis or by purchasing all unbundled network elements required to provide local service on a facilities basis, without using our facilities. The terms of this interconnection agreement, including interim pricing terms agreed to by us and BellSouth, have been approved by state regulatory authorities in all states in which BellSouth operates, although they remain subject to review and modification by such authorities. In addition, the BellSouth interconnection agreement does not resolve all operational issues, which BellSouth and we are continuing to negotiate to resolve. We believe that this interconnection agreement provides a foundation for us to provide local service on a reasonable commercial basis, but there can be no assurance in this regard and important issues remain unsettled as a result of legal and regulatory developments and related matters.

     On July 1, 1999, our resale and interconnection agreement with BellSouth expired. We are currently in arbitration with BellSouth, in all BellSouth states except Kentucky, regarding some of the terms and conditions of the interconnection agreement. As contemplated by the original interconnection agreement, we will continue to

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exchange traffic under substantially the same terms on a month-to-month basis until such time as renewal terms, conditions and prices are ordered by a state commission or negotiated by us and BellSouth. The new terms, conditions and prices would then be retroactive to July 1, 1999. To date, orders regarding the terms and conditions of the interconnection agreement have been issued by Florida and South Carolina in the arbitration proceedings and we anticipate the remaining states will issue orders by the end of the second quarter of 2000.

     Our strategy is ultimately to offer facilities-based local service in a majority of our markets by collocating our equipment with that of BellSouth and other incumbent local exchange carriers with which we have concluded interconnection agreements. We began collocating our equipment in some of the BellSouth central office locations during the first quarter of 1998. As of December 31, 1999, we had completed physical collocation of switching equipment in 125 BellSouth markets, and were offering our "Unity" product in 31 markets.
The Unity product, which we market primarily to mid-sized and major regional businesses, utilizes a direct T-1 connection from the customer's location to one of our switches and provides the customer with both local and long distance calling on any of 24 available channels. We expect to add an additional 60 to 80 collocations during 2000, bringing our total collocations to 185 to 205.

     Under the BellSouth interconnection agreement, we continued to bill
BellSouth during 1999 for reciprocal interconnection charges related to the provision by us of facilities-based local exchange services. A significant amount of such charges is attributable to call terminations by us to customers that are Internet service providers, or ISPs. BellSouth has stated that it views termination to such ISPs as not included under the reciprocal charge arrangements set forth in the interconnection agreement, and has refused to pay compensation for such terminations either to us or to other competitive local exchange carriers, or CLECs, operating under similar interconnection agreements.
The Alabama Public Service Commission rendered a ruling in our favor in March
1999 and issued an order requiring BellSouth to pay all withheld reciprocal compensation sums within 20 days. BellSouth appealed this order to the United
States District Court in Montgomery, Alabama. In August 1999, the United States
District Court entered a decision and ordered BellSouth to pay reciprocal compensation for dial-up calls from BellSouth customers to ISPs served by us.
BellSouth filed an appeal of the United States District Court's decision to the 11th Circuit Court of the United States regarding this issue. The funds are currently being held in escrow by the federal court pending outcome of BellSouth's request for review of the public order. We have filed a similar complaint before the South Carolina Public Utilities Commission and the Florida
Public Service Commission seeking a ruling requiring BellSouth to pay the reciprocal compensation with respect to our South Carolina and Florida operations. We are reviewing all potential remedies and claims in the remaining jurisdictions.

     We have continued to bill BellSouth the reciprocal compensation rate under the interconnection agreement which expired July 1, 1999. We believe this rate will be substantially reduced retroactively to July 1, 1999 pursuant to the proceedings described above. Such a rate reduction would result in a substantial reduction in the related accounts receivable billed and reserved subsequent to July 1, 1999. For the years ended December 31, 1999 and 1998, these charges to
BellSouth amounted to approximately $23.4 million and $7.4 million, respectively, inclusive of $15.7 million of charges from July 1, 1999 to December 31, 1999. We recognized approximately $2.0 million and $756,000 of these charges as operating revenue during the years ended December 31, 1999 and 1998, respectively, which represent amounts BellSouth had actually paid or indicated it will pay. We reserved directly against the remaining $21.4 million and $6.6 million of billings for the years ended December 31, 1999 and 1998, respectively, inclusive of $14.6 million of billings for the period from July 1, 1999 to December 31, 1999. We believe our position with respect to the reserved portion of the cumulative local interconnection billings is supported by the terms of the BellSouth interconnection agreement, as do other CLECs who are strongly contesting refusals by incumbent local exchange carriers, or ILECs, to pay compensation in these circumstances, although, as discussed above, our billed and reserved accounts receivable for the period from July 1, 1999 to December 31, 1999 may be substantially reduced pending outcome of the terms of the new interconnection agreement. As of December 31, 1999, we had reserved for approximately $28.0 million of cumulative local interconnection billings.

     Many regulatory authorities that have addressed the issue have ruled in favor of CLECs, but the issue generally remains under appeal in those circumstances. In Alabama, Florida, Georgia, North Carolina, Tennessee and
Kentucky, the state utility commissions have entered rulings favoring the arguments of the CLECs. The issue in these states is under appeal by the ILECs.
The issue is still pending in Louisiana. Mississippi has issued an unfavorable ruling against CLECs on this issue. Although the provision of facilities-based local services involves high fixed costs, associated variable costs are generally low. Consequently, a resolution of the controversy with

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respect to payment of such charges by BellSouth in favor of us could have a positive impact on both gross margin and EBITDA, as adjusted. Although discussions and arbitration hearings have taken place between the parties since expiration of the BellSouth interconnection agreement on July 1, 1999, there can be no assurance that the interconnection agreement will be renewed on the same terms with respect to the disputed charges, or at all. Therefore, even if the controversy regarding such charges is resolved in our favor under the current interconnection agreement, there can be no assurance that any positive effect on our financial position will continue beyond July 1, 1999. The South Carolina
Public Service Commission has ruled in favor of BellSouth regarding reciprocal compensation on a going forward basis. We have appealed this decision.

     We expect that as we increase our provision of local service on a facilities basis rather than on a resale basis, we will (1) reduce our own access costs when we sell our end users long distance services, and (2) realize increased revenues from the originating and terminating switched access services we provide to other carriers originating and/or terminating calls for our local end user customers. Certain incumbent local exchange companies, including
BellSouth, have taken the position that when a carrier seeking to provide local service obtains all necessary elements consisting of loops and switches, from the incumbent local exchange carrier in a combined form, the incumbent local exchange carrier retains the right to receive the access revenues associated with service to the customers served on that basis. Further legal challenges are likely and important issues related to this form of interconnection remain open, including issues related to when a competitor can obtain network elements used for, among other things, access purposes.

     We anticipate that an increasing portion of our revenue will be derived from local services, primarily those provided pursuant to the BellSouth interconnection agreement and similar agreements we have with other local exchange carriers, including GTE, Sprint and SBC Communications. We expect that gross margin associated with our facilities-based local retail services will be slightly better than gross margin associated with our long distance retail services, but that in general, gross margin associated with our retail services will be lower than that associated with our carriers' carrier services. There can be no assurance that we will be able to enter into additional interconnection agreements on terms acceptable to us or at all, or that the incumbent local exchange carriers will provide the operational support required for us to provide local services to end users.

     Long Distance. We offer a full range of retail long distance services, including traditional switched and dedicated long distance, toll-free calling, international, calling card and operator services.

     Data Services. We provide high quality data services to our customers primarily using frame relay switches distributed throughout our network, which enable customers to use a single network connection to communicate with multiple sites throughout our fiber optic network. We currently provide ATM services on a facilities-based and resale basis. We will continue to seek, through strategic business relationships with other providers, to interconnect our fiber optic network with the fiber optic networks of other companies. We anticipate increased demand for data services in the future and expect that in the future a larger percentage of our revenues will be derived from the sale of dedicated data services.

     During 1999, we increased our data and related service offerings with the acquisition, by merger, of AvData Systems, Inc. New or expanded services offerings resulting from the acquisition include consulting, integration, operation and proactive management of data networks with 24 x 7 monitoring, trouble shooting, problem resolution and comprehensive network performance reporting for corporate networks. In addition, we added in-depth network performance analysis, as well as design and implementation services for data network deployment, to our product mix through our acquisition of AvData. This acquisition has also strengthened and enhanced our data service offerings.

     Internet Access, Intranet Services and Web Hosting. We provide dedicated, frame relay Internet access and Internet and Intranet services, electronic mail, e-commerce and Web hosting services. We expect that mid-sized and larger businesses will require faster Internet access and larger bandwidth in the future, and we intend to develop and offer products and services that will respond to that demand using our network and services.

     During 1999, we continued to expand our service offerings to the Internet marketplace by increasing our existing service offerings to the ISP market segment. We offer local service to ISPs via primary rate interface connectivity, including the collocation of ISP terminal equipment such as modems, routers and/or network servers.

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We increased our capital expenditures related to these services significantly during 1999 and the second half of 1998 because we expect demand for these services to continue to be strong, we plan to continue to allocate an increasing amount of capital to these services during 2000.

     Customer Premise Equipment Sale, Installation and Repair. We sell, install and repair customer premise equipment such as telephones, office switchboard systems and, to a lesser extent, private branch exchange, or PBX, for customers in the following markets:

     .    Anniston, Birmingham, Dothan, Florence, Huntsville, Mobile and
          Montgomery, Alabama;
     .    Atlanta and Columbus, Georgia;
     .    Jacksonville, Ocala and Pensacola, Florida;
     .    Baton Rouge, Louisiana;
     .    Greenwood, Hattiesburg, Jackson and Tupelo, Mississippi;
     .    Charlotte and Greensboro, North Carolina; and
     .    Charleston, Columbia and Greenville, South Carolina.

     We intend to offer customer premise equipment sales, installation and repair in additional markets in the future, with the goals of (1) enhancing and supporting our sale of local and long distance services and (2) enhancing customer retention. We plan to form relationships with local customer premise equipment installation companies in all of our markets for the purpose of selling and installing customer premise equipment not otherwise provided by us.

     Although we expect that a majority of our revenue growth will come from our retail services business, we do not expect our retail services to obtain a significant share of the market for telecommunications services in the southern
United States. The customer contracts for our retail services generally provide for payment in arrears based on minutes of use for switched services and payment in advance for private line services. The contracts generally also provide that the customer may terminate the affected services without penalty in the event of certain outages in service and for certain other defined causes. The contracts also typically provide that the customer must use at least a minimum dollar amount of switched long distance services per month for the term of the contract. During the past several years, market prices for many telecommunications services segments have been declining, which we believe will likely continue. In response to these and other competitive pressures, we have modified some of our retail contracts to extend to selected customers lower rates over longer terms as a means of maintaining and developing our customer base. In the future, in response to competitive considerations, we may decide to modify other retail customer contracts in a similar manner, emphasizing lower pricing and longer commitment periods. A substantial portion of our total revenues is from retail long distance services. Revenue per minute from these services has been declining and we expect it to continue to decline.

     Operating Expenses. Our principal operating expenses consist of cost of services, selling, operations and administration expenses, and depreciation and amortization.

     Cost of Services. Cost of services related to our retail services consists primarily of access charges and local facility charges paid to local exchange carriers, as well as wholesale carrier origination, termination and interexchange facility charges paid to other interexchange carriers. Cost of services related to our carriers' carrier services are substantially all fixed costs attributable to:

     .    the leasing of dark fiber under long-term operating leases;
     .    the leasing of capacity outside our owned or managed network, referred to as "off-net capacity," to meet customer requirements; and
     .    network costs associated with the provision of signaling system 7, or
          "SS7," services.

     We purchase off-net capacity to provide our carriers' carrier services in cases where we plan to construct our own network to replace the off-net portion of particular fiber routes. Although we are substantially able to meet the requirements of our customers on our network, we purchase off-net capacity to fill customers' requirements that cannot be met on our network.

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     Selling, operations and administration.  Selling, operations and administration expenses consist of expenses of selling and marketing, field personnel engaged in direct network maintenance and monitoring, customer service and corporate administration.

     Depreciation and amortization. Depreciation and amortization include depreciation of our telecommunications network and equipment and amortization of goodwill and other intangible assets related to acquisitions, primarily the DeltaCom Acquisition and the AvData Acquisition.

     As we continue to expand into new geographic markets, add new branch offices and facilities, and enlarge our current product offerings, cost of services and selling, operations and administration expenses are expected to increase substantially. Therefore, we expect to incur increasing operating losses over the next few years. Although we anticipate that we will generate positive cash flow from operations, we expect that such cash flows will be more than offset by capital expenditures during the next several years as we implement our business plan. We expect that our gross margins from our bundle of telecommunications services will continue to be adversely affected by our local service product, because the gross margin on the resale of local services through incumbent local exchange carrier facilities will be lower than the gross margin on our existing businesses. As we increasingly use incumbent local exchange carrier unbundled network elements instead of resold services, we expect gross margin on local service to improve. Such improvement is expected to result from reduced access charges and from efficiencies realized through increased reliance on the owned portion of our network. Competitive market pressures to reduce prices for our retail services, as discussed above, however, could offset improved margins that may result from a shift away from resold local exchange services.

Recent Developments

     In July 1999, we completed our acquisition, by merger, of AvData, a privately owned data network management solutions provider in Atlanta, Georgia.
We issued 983,511 shares of our common stock related to this merger, of which 171,898 shares are being held in a two-year escrow account to protect against certain contingencies. We expect to issue an additional 123,757 shares in March
2000 under earn-out provisions in the merger agreement. We believe that this acquisition has strengthened and enhanced our data service offerings by expanding our current base of data products to include consulting, integration, operation and proactive management of data networks, in-depth network performance analysis, as well as design and implementation services for data network deployment.

     In July 1999, we announced that we would introduce an advanced Internet protocol, or "IP," network in the Southeast beginning in the fall. This network became operational in October 1999. Through October 1999, we had installed 12
Cisco GSR routers and 14 Cisco 7513 edge routers at strategic points on this IP network. The addition of this network is expected to enhance our data product offerings and allow us to better serve the expanding demand for enhanced IP-based data and Internet services.

     In August 1999, we completed our acquisition of certain assets of Scientific Telecommunications, Inc., or "SciTel," a privately owned telecommunications equipment provider headquartered in Greenwood, Mississippi.
We issued 83,117 shares of our common stock to complete the transaction. This acquisition expanded our physical presence in Mississippi to include the Hattiesburg, Tupelo and Greenwood markets.

     On February 28, 2000, we announced the creation of a new business to be operated as e/\DeltaCom. e/\DeltaCom will enable us to extend and enhance our current data and Internet access products, offering customers collocation and Web server hosting services integral to operating business-critical applications over the Internet. In addition to the collocation and Web server hosting services, e/\DeltaCom will provide a wide range of optional configurations and services, including cabinet, caged and suite space, metered power, network management, firewall management, disaster recovery, and circuits from customer premises to our network. We expect e/\DeltaCom to generate increased Internet access traffic resulting from the connection of e/\DeltaCom's customers to our existing IP backbone.

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Other Information About Our Business

The following table presents as of recent dates information about our operations and business.

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                                              Statistical Data*
                                              -----------------

                                         December 31,    September 30,   June 30,   March 31,   December 31,
                                             1999            1999          1999        1999         1998
                                             ----            ----          ----        ----         ----
Cumulative markets                               33            30             26          23           22
Business customer served -
   retail services**                         12,375        11,900         11,250      11,000       10,500
Route miles                                   8,250         8,250          8,100       7,800        7,800
Collocations                                    125            70             36          30           30
Voice switches                                   10             9              8           7            7
ATM switches                                     10            10             10           7            6
Frame relay switches                             17            17             19          15           14
Number of employees                           1,640         1,570          1,330       1,170        1,125
Lines sold cumulative                       128,200        91,800         74,400      60,000       42,000
Lines installed cumulative                  101,500        76,000         56,000      45,300       32,200
Lines installed/Lines sold percentage            79%           83%            75%         76%          77%

     *Data rounded except as to markets, collocations and switches
     **Reflects the combination of certain customers' multiple accounts into a single customer profile.

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RESULTS OF OPERATIONS

     The following tables present for the years ended December 31, 1999, 1998 and 1997 for our carriers' carrier services and our retail services businesses selected statement of operations data as a percentage of our revenue:

                             Results of Operations
                                (In thousands)

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                                                  Carriers' Carrier Services
                                 --------------------------------------------------
                                                   Year Ended December 31,
                                 --------------------------------------------------
                                   1999      %      1998        %      1997     %
                                   ----     ---     ----       ---     ----    ---
Revenues                         $72,853     100%  $51,902     100%  $31,024   100%
Cost of services                  10,771      15     7,642      15     3,908    13
                                 -------           -------           -------
Gross margin                      62,082      85    44,260      85    27,116    87
                                 -------           -------           -------
Selling, operations and
     administration               24,151      33    14,411      28     8,401    27
Depreciation and amortization     28,857      40    19,136      37    12,077    39
                                 -------           -------           -------
Total operating expenses          53,008      73    33,547      65    20,478    66
                                 -------           -------           -------
Operating income                 $ 9,074      12   $10,713      20   $ 6,638    21
                                 =======           =======           =======

EBITDA, as adjusted              $37,931      52   $29,849      57   $18,715    60
                                 =======           =======           =======



                                                  Retail Services
                                 -------------------------------------------------
                                              Year Ended December 31,
                                 -------------------------------------------------
                                    1999      %       1998      %      1997     %
                                    ----     ---      ----     ---     ----    ---
Revenues                          $171,991   100%   $119,936   100%  $83,566   100%
Cost of services                   107,950    63      75,337    63    50,642    61
                                  --------          --------         -------
Gross margin                        64,041    37      44,599    37    32,924    39
                                  --------          --------         -------
Selling, operations and
      administration                72,703    42      50,490    42    29,854    36
Depreciation and amortization       24,871    14      11,669    10     6,255     7
                                  --------          --------         -------
Total operating expenses            97,574    56      62,159    52    36,109    43
                                  --------          --------         -------
Operating loss                    $(33,533)  (19)   $(17,560)  (15)  $(3,185)   (4)
                                  ========          ========         =======

EBITDA, as adjusted               $ (8,662)   (5)   $ (5,891)   (5)  $ 3,070     4
                                  ========          ========         =======

Year Ended December 31, 1999 Compared with Year Ended December 31, 1998
Revenues

     Total revenue increased $73.0 million (42.5%), from $171.8 million for the year ended December 31, 1998 to $244.8 million for the year ended December 31, 1999.

     Revenues from our retail services increased $52.1 million (43.5%), from $119.9 million for the year ended December 31, 1998 to $172.0 million for the year ended December 31, 1999. The increase in our retail services revenue was primarily attributable to:

     . continued geographic expansion, including the opening of eleven branch sales offices;

     .    maturation of existing sales offices;

     . continued increase in the number of business customers, from approximately 10,500 as of December 31, 1998 to approximately 12,375 as of December 31, 1999;

     . an increase in product diversity, including an increase in revenues from our local exchange services, local ISP telecommunications services and data related services;

     . the inclusion of revenue from the operations of AvData and SciTel since our acquisition of those companies on July 8, 1999 and August 16, 1999, respectively;

     . continued growth in local lines in service, from approximately 32,200 as of December 31, 1998 to approximately 101,500 as of December 31, 1999;

     . continued growth in long distance minutes of use, partially offset by a decrease in long distance rates; and

     . continued stability in the rate of revenue loss from lost customers from period to period.

     Revenues from our carriers' carrier services increased $21.0 million (40.5%), from $51.9 million for the year ended December 31, 1998 to $72.9 million for the year ended December 31, 1999. The increase in revenue from our carriers' carrier services was primarily attributable to:

     . an increase in our customer base resulting from the continued increasing demand for bandwidth, partially offset by pricing pressures on some of our network routes;

     . expansion of our fiber optic network, from approximately 7,800 route miles as of December 31, 1998 to approximately 8,250 route miles as of December 31, 1999; and

     . continued growth in commissions derived from our managed, monitored, and marketed portion of our network.

     We expect to experience continued revenue growth in both our retail services and our carrier's carrier services into 2000. This growth is expected to be driven primarily by (1) increased demand for our diverse retail product mix, especially our local and data products, (2) increased minutes of use, partially offset by declining rates, and (3) increased demand for bandwidth, including our new wholesale IP backbone product, partially offset by declining rates.

     No single retail services or carriers' carrier services customer represented over 10% of our total revenues for the year ended December 31, 1999.

Cost of Services

     Total cost of services increased $35.7 million, from $83.0 million for the year ended December 31, 1998 to $118.7 million for the year ended December 31, 1999.

     Cost of services for our retail services increased $32.6 million, from $75.3 million for the year ended December 31, 1998 to $107.9 million for the year ended December 31, 1999. Cost of services as a percentage of revenue for our retail services remained constant at 63% from 1998 to 1999. The increase in cost of services in absolute dollars for our retail services was primarily attributable to an increase in our network and other usage based provider costs associated with our product and customer growth. We expect to experience improvements in the cost of services as a percentage of revenues as we continue to move local and long distance services to our own facilities and as we receive reductions in our off-network costs. We expect that such improvements will continue to be partially offset by costs related to our advanced IP and other network initiatives.

     Cost of services for our carriers' carrier services increased $3.1 million, from $7.7 million for the year ended December 31, 1998 to $10.8 million for the year ended December 31, 1999. Cost of services as a percentage of revenue for our carriers' carrier services remained constant at 15% from 1998 to 1999. The increase in absolute dollars was primarily attributable to an increase in our network costs resulting from the expansion of our fiber network. We believe the pricing pressures we have experienced will be partially offset in the future by an increasing demand for bandwidth, which will facilitate continued revenue growth.

Selling, Operations and Administration Expense

     Total selling, operations and administration expense increased $32.0 million, from $64.9 million (38% as a percentage of revenue) for the year ended December 31, 1998 to $96.9 million (40% as a percentage of revenue) for the year ended December 31, 1999.

     Selling, operations and administration expense attributable to our retail services increased $22.2 million, from $50.5 million (42% as a percentage of revenue) for the year ended December 31, 1998 to $72.7 million (42% as a percentage of revenue) for the year ended December 31, 1999. The increase in selling, operations and administration expense in absolute dollars for our retail services was primarily attributable to:

     . an increase in the number of employees, primarily employees dedicated to sales, customer support and provisioning;

     . our continued geographic expansion including opening eleven branch sales offices; and

     .    expansion of our product lines, especially local and data services.

     Selling, operations and administration expense attributable to our carriers' carrier services increased $9.8 million, from $14.4 million (28% as a percentage of revenue) for the year ended December 31, 1998 to $24.2 million (33% as a percentage of revenue) for the year ended December 31, 1999. The increase in selling, operations, and administration expense for our carrier's carrier services was primarily due to additions of personnel resulting from the geographic expansion of our network, the infrastructure required to support the IP backbone and an increase in information systems, research and development, marketing and accounting costs.

Depreciation and Amortization

     Total depreciation and amortization increased $22.9 million, from $30.9 million for the year ended December 31, 1998 to $53.8 million for the year ended December 31, 1999. Our retail services accounted for $13.2 million of the increase, which was primarily related to installation of new central office equipment and other telecommunications equipment. Our carriers' carrier services accounted for $9.7 million of the increase, which was primarily attributable to network expansion. We expect depreciation and amortization to continue to increase during 2000 as we add new switches and network facilities and expand into new markets.

Interest Expense

     Total interest expense increased $13.4 million, from $31.9 million for the year ended December 31, 1998 to $45.3 million for the year ended December 31, 1999. The increase in interest expense in 1999 was primarily attributable to a full year's interest on our 8 7/8% Senior Notes issued in March 1998, which we refer to as the "March 1998 Notes," our 9-3/4% Senior Notes issued in November 1998, which we refer to as the "November 1998 Notes," and our 4 1/2% Convertible Subordinated Notes due 2006, which we refer to as the "1999 Convertible Subordinated Notes." We expect interest expense to continue to increase during 2000 as a result of incurring interest for a full year on the outstanding notes.

Interest Income

     Total interest income increased $4.4 million, from $9.8 million for the year ended December 31, 1998 to $14.2 million for the year ended December 31, 1999 as a result of the temporary investment of available cash balances.

Other Income (Expense)

     In March 1998, we reclassified our interest rate swap agreement from a hedge of an anticipated transaction to a trading security resulting in a non-cash charge against earnings of approximately $2.5 million. This change in classification required us to record the interest rate swap agreement on the consolidated balance sheet at fair market value at the time of receipt of the proceeds from the offering of the March 1998 Notes. The interest rate swap agreement is marked to market on a monthly basis. For the year ended December 31, 1999 and 1998, we recognized income (expense) from the mark-to-market of the interest rate swap of approximately $1.6 million and $(2.4) million, respectively.

EBITDA, as adjusted

     EBITDA, as adjusted, increased $5.3 million, from $24.0 million for the year ended December 31, 1998 to $29.3 million for the year ended December 31, 1999.

     EBITDA, as adjusted, attributable to our retail services for the year ended December 31, 1999 was $(8.7) million, a decrease of $2.8 million, compared to $(5.9) million for the year ended December 31, 1998. EBITDA, as adjusted, attributable to our retail services remained constant at (5)% of revenues for the years ended December 31, 1998 and 1999. The decrease in EBITDA, as adjusted, in absolute dollars for our retail services was primarily attributable to increases in:

     .    network costs associated with increased customer usage;

     .    costs associated with the expansion of new sales offices; and

     . employment of additional personnel to support growth and expansion of this segment.

     EBITDA, as adjusted, attributable to our carriers' carrier services for the year ended December 31, 1999 was $37.9 million, an increase of $8.0 million, compared to $29.9 million for the year ended December 31, 1998. The increase in EBITDA, as adjusted, for our carriers' carrier segment was primarily attributable to the increased demand for bandwidth, partially offset by rate adjustments for customers to current market rates and the cost of additional support personnel.


Year Ended December 31, 1998 Compared with Year Ended December 31, 1997

Revenues

     Total revenue increased $57.2 million (49.9%), from $114.6 million for the year ended December 31, 1997 to $171.8 million for the year ended December 31, 1998. Revenues from our retail services increased $36.3 million (43.4%), from $83.6 million for the year ended December 31, 1997 to $119.9 million for the year ended December 31, 1998. The increase in our retail services revenue was primarily attributable to:

     . continued geographic expansion, including the opening of seven new branch sales offices;

     .    the maturation of existing sales offices;

     . continued product expansion as local exchange services and data services increased as a percentage of our total retail services revenue;

     . an increase in the customer base from approximately 7,700 to approximately 10,500;

     .    an increase in long distance minutes of use; and

     . continued stability from period to period in the rate of revenue loss from lost customers.

     The majority of our retail services revenue growth during 1998 was a result of our execution of our business plan through internal expansion efforts. We completed the acquisition of IT Group Communications, a Jackson, Mississippi-based long distance carrier, in 1998.

     Revenues from our carriers' carrier services increased $20.9 million (67.4%), from $31.0 million for the year ended December 31, 1997 to $51.9 million for the year ended December 31, 1998. The increase in revenue for our carriers' carrier services was primarily attributable to continued:

     . increases in the existing customer base as a result of increasing demand for bandwidth;

     .    expansion of owned and operated routes; and

     . growth in commissions derived from our managed, monitored, and marketed routes.

     No single retail services or carriers' carrier services customer represented over 10% of our total revenues for the year ended December 31, 1998.

Cost of Services

     Total cost of services increased $28.4 million, from $54.6 million for the year ended December 31, 1997 to $83.0 million for the year ended December 31, 1998. Cost of services for our retail services operations increased $24.7 million, from $50.6 million for the year ended December 31, 1997 to $75.3 million for the year ended December 31, 1998. Cost of services as a percentage of revenue for our retail services operations increased from 61% in the year ended December 31, 1997 to 63% in the year ended December 31, 1998. The increase in cost of services as a percentage of revenue for our retail services was primarily attributable to:

     . a significant increase in the local service offering in 1998, mostly on a resale basis, which has a lower gross margin than our other services; and

     . trunking and routing inefficiencies as we installed four new Nortel DMS-500 switches and other telecommunications facilities in new markets.

     Cost of services for our carriers' carrier services operations increased $3.7 million, from $3.9 million for the year ended December 31, 1997 to $7.6 million for the year ended December 31, 1998. Cost of services as a percentage of revenue from our carriers' carrier services operations increased from 13% in the year ended December 31, 1997 to 15% in the year ended December 31, 1998. The increase in the cost of services as a percentage of revenue from our carriers' carrier services was primarily attributable to:

     . acceptance of fibers under a long term dark fiber operating lease for a route from Dallas to Longview, Texas in April 1998; and

     .    pricing pressures as a result of new competitors entering our markets.

Selling, Operations and Administration Expense

     Total selling, operations and administration expense increased $26.6 million, from $38.3 million (33% as a percentage of revenue) for the year ended December 31, 1997 to $64.9 million (38% as a percentage of revenue) for the year ended December 31, 1998.

     Selling, operations and administration expense attributable to our retail services increased $20.6 million, from $29.9 million (36% as a percentage of revenue) for the year ended December 31, 1997 to $50.5 million (42% as a percentage of revenue) for the year ended December 31, 1998. The increase in selling, operations and administration expense as a percentage of revenue from our retail services was primarily attributable to:

     . an increase in the number of employees, primarily sales, information system and provisioning personnel;

     . continued geographic expansion including opening seven new branch offices;

     .    expansion of existing service offerings, primarily local services; and

     . external costs associated with our Year 2000 readiness program, which amounted to approximately $1.1 million for the year ended December 31, 1998, compared to no such external costs in the year ended December 31, 1997.

     Selling, operations and administration expense attributable to our carriers' carrier services increased $6.0 million, from $8.4 million (27% as a percentage of revenue) for the year ended December 31, 1997 to $14.4 million (28% as a percentage of revenue) for the year ended December 31, 1998. The increase in selling, operations, and administration expense for our carrier's carrier services resulted from the increased cost of personnel necessitated by geographic and service capability expansion of our network.

Depreciation and Amortization

     Total depreciation and amortization increased $12.6 million, from $18.3 million for the year ended December 31, 1997 to $30.9 million for the year ended December 31, 1998. Our retail services accounted for $5.4 million of the increase, which was primarily attributable to installation of new telecommunications equipment. Our carriers' carrier services accounted for $7.1 million of the increase, which was primarily attributable to network expansion.

Interest Expense

     Total interest expense increased $10.5 million, from $21.4 million for the year ended December 31, 1997 to $31.9 million for the year ended December 31, 1998. The increase in interest expense in 1998 was due to interest expense incurred on the March 1998 Notes, the November 1998 Notes and five additional months interest on our 11% Senior Notes due 2007 issued in June 1997, which we refer to as the "1997 Notes."

Interest Income

     Interest income increased $5.5 million, from $4.3 million for the year ended December 31, 1997 to $9.8 million for the year ended December 31, 1998 as a result of short-term investment of proceeds from the March 1998 Notes and the November 1998 Notes.

Other Expense

     In March 1998, we changed the accounting for our interest rate swap agreement from a hedge of an anticipated transaction to a trading security, resulting in a non-cash charge against earnings of approximately $2.5 million. This change in classification required us to record the interest rate swap agreement on the consolidated balance sheet at fair market value at the time of receipt of the proceeds from the sale of the March 1998 Notes. The interest rate swap agreement is marked to market on a monthly basis. For the year ended December 31, 1998, we recognized expense of approximately $2.4 million from the mark to market of the interest rate swap.

Income Taxes

     For the year ended December 31, 1997, we included the taxable income of ITC Holding, our former parent, through the date of our merger with ITC Holding, in our consolidated tax return. As a result of tax sharing arrangements with ITC Holding, we received benefits for certain of our net operating losses. The benefit received, as a percentage of taxable income, was 24% for the year ended December 31, 1997. During 1998, we recorded a $3.9 million receivable related from the carry back of our 1998 net operating loss. The benefit received, as a percentage of taxable income, was 20% for the year ended December 31, 1998.

Extraordinary Loss

     We recorded a pre-tax loss of $10.6 million, or $8.4 million after tax, related to the redemption on April 2, 1998 of $70 million principal amount of the 1997 Notes. The extraordinary loss consisted of a $7.7 million redemption premium and a $2.9 million write-off of related debt issuance costs.

EBITDA, as adjusted

     EBITDA, as adjusted, increased $2.2 million, from $21.8 million for the year ended December 31, 1997 to $24.0 million for the year ended December 31, 1998. EBITDA, as adjusted, attributable to our retail services for the year ended December 31, 1998 was $(5.9) million, a decrease of $9.0 million, compared to $3.1 million for the year ended December 31, 1997. EBITDA, as adjusted, attributable to our retail services decreased from 4% of revenues for the year ended December 31, 1997 to (5)% of revenues for the year ended December 31, 1998. EBITDA, as adjusted, attributable to our carriers' carrier services for the year ended December 31, 1998 was $29.9 million, an increase of $11.2 million, compared to $18.7 million for the year ended December 31, 1997.

LIQUIDITY AND CAPITAL RESOURCES

     We (used) generated net cash from operating activities of $(5.3) million, $9.5 million, and $6.3 million for the years ended December 31, 1999, 1998 and 1997, respectively. Changes in working capital were $(6.4) million in the year ended December 31, 1999, $6.7 million in the year ended December 31, 1998 and $(5.0) million in the year ended December 31, 1997.

     . The change in the year ended December 31, 1999 was primarily due to an increase in accounts receivable and other current assets, partially offset by an increase in accounts payable, unearned revenue and accrued compensation and other accrued liabilities.

     . The change in the year ended December 31, 1998 was primarily due to an increase in accounts payable, interest and other accruals and unearned revenue, partially offset by increases in accounts receivable.

     . The change in the year ended December 31, 1997 was primarily due to increases in unearned revenue and accrued liabilities, offset by increases in accounts receivable. Of this increase in accounts receivable and unearned revenue, $2.3 million and $1.3 million, respectively, resulted from the Gulf States Acquisition, with the remaining increase in accounts receivable attributable to increased earned and unearned revenue in our carriers' carrier services and our retail services.

     Cash used for investing activities was $150.0 million, $118.2 million, and $93.9 million for the years ended December 31, 1999, 1998 and 1997, respectively.

     . The cash used in the year ended December 31, 1999 was primarily for the funding of capital expenditures.

     . The cash used in the year ended December 31, 1998 was primarily for the funding of capital expenditures.

     . The cash used in the year ended December 31, 1997 was primarily for the purchase of restricted investments held by a trustee to fund the first six interest payments on the 1997 Notes, as required by the indenture for the 1997 Notes, and to fund capital expenditures.

     We made capital expenditures of $165.5 million, $147.8 million, and $43.9 million for the years ended December 31, 1999, 1998 and 1997, respectively.

     . Of the $165.5 million of capital expenditures for the year ended December 31, 1999, $66.8 million related to our carriers' carrier services and $98.7 million related to our retail services.

     . Of the $147.8 million of capital expenditures for the year ended December 31, 1998, $80.4 million related to our carriers' carrier services and $67.4 million related to our retail services.

     . Of the $43.9 million of capital expenditures for the year ended December 31, 1997, $27.5 million related to our carriers' carrier services and $16.4 million related to our retail services.

     Cash provided by financing activities was $219.6 million, $198.4 million, and $180.6 million for the years ended December 31, 1999, 1998 and 1997, respectively.

     . Net cash provided by financing activities for the year ended December 31, 1999 consisted primarily of net proceeds of $97 million from the sale of the 1999 Convertible Subordinated Notes, $120.9 million from the sale of common stock in a public offering, $2.7 million from exercise of common stock options, and net repayment of other long-term debt and capital leases of $1.1 million.

     . Net cash provided by financing activities for the year ended December 31, 1998 consisted primarily of net proceeds of $155.2 million from the sale of the March 1998 Notes, $121.4 million from the sale of the November 1998 Notes, and $1.3 million from exercise of common stock options, less $70 million paid in redemption of some of the 1997 Notes, a $7.7 million premium paid in connection with the partial redemption of the 1997 Notes, and net repayment of other long-term debt and capital leases of $1.6 million.

     . Net cash provided by financing activities for the year ended December 31, 1997 consisted primarily of net proceeds of $192.1 million from the sale of the 1997 Notes and $87.6 million from our initial public offering of common stock, less $43.2 million of repayment of advances from ITC Holding, net repayments of other long-term debt and capital leases of $52.6 million and $3.3 million of other cash used in financing activities.

     ITC Holding partially financed the DeltaCom Acquisition and the Gulf States Acquisition with debt, which consisted of the following:

     . a $74.0 million term loan under a bank facility incurred in connection with the DeltaCom Acquisition and pushed down to us, which we refer to as "the DeltaCom Indebtedness";

     . a $41.6 million bridge facility incurred in connection with the Gulf States Acquisition, which required the refinancing of Gulf States FiberNet's existing project facility; and

     . a $10.0 million unsecured note issued in connection with the Gulf States Acquisition and assumed by a subsidiary of ours, which was repaid in full in November 1997 with a portion of the net proceeds from our initial public offering.

     On July 25, 1997, approximately $62.7 million of the $192.1 million of net proceeds from the sale of the 1997 Notes was used to purchase U.S. government securities, which are held by the 1997 Notes trustee in a pledged account to fund the first six scheduled interest payments on the 1997 Notes. The balance of the net proceeds from the 1997 Notes offering, approximately $129.4 million, was released to us. A portion of the released proceeds was applied on July 25, 1997 as follows: (1) to repay approximately $57.8 million of indebtedness to ITC Holding, including approximately $9.5 million of accrued interest associated with the DeltaCom Acquisition and advances used by us for capital expenditures; and (2) to repay approximately $41.6 million of indebtedness incurred under the bridge facility, referred to above, together with approximately $200,000 of accrued interest. In connection with our reorganization, $31.0 million of the DeltaCom Indebtedness was forgiven by ITC Holding and contributed to us as additional equity.

     In September 1997, Interstate FiberNet, Inc., a wholly-owned subsidiary of ours, entered into a five-year $100 million term and revolving credit facility to be used for working capital and other corporate purposes, including refinancing existing indebtedness, capital expenditures and permitted acquisitions. In February 1998, we amended the credit facility to provide, among other things, for a $50 million revolving credit facility. We further amended this facility in November 1998 and May 1999. No funds were ever dispersed under this facility. We recorded a loss of approximately $2.5 million due to the reclassification of our interest rate swap agreement in connection with this facility from a hedge of an anticipated transaction to a trading security, as a result of our sale of the March 1998 Notes. See Note 5 to our consolidated financial statements appearing elsewhere in this report for further discussion of this interest rate swap agreement. The credit facility contains restrictions on Interstate FiberNet and its subsidiaries and requires Interstate FiberNet to comply with financial tests and to maintain financial ratios. The credit facility is guaranteed by us and ITC/\DeltaCom Communications, Inc. and is secured by a first priority lien on all current and future assets of Interstate FiberNet and its subsidiaries and a first priority pledge of the stock of Interstate FiberNet and its subsidiaries.

     On October 29, 1997, we completed our initial public offering in which we issued 5,750,000 shares of common stock at a price of $16.50 per share. After giving effect to the two-for-one stock split we completed in the third quarter of 1998, the initial public offering would have been 11,500,000 shares at a per share price of $8.25.

     On March 3, 1998, we issued $160 million principal amount of the March 1998 Notes at a price of 99.9%, yielding net proceeds of approximately $155 million. We are using the proceeds (1) to replace portions of the proceeds from our initial public offering in October 1997, which we used in April 1998 to redeem $70 million principal amount of the 1997 Notes, (2) to fund continued market and fiber optic expansion and (3) to replace funds that would have otherwise been available under our credit facility, which was modified to, among other things, reduce available borrowings thereunder from $100 million to $50 million.

     On April 2, 1998, we redeemed $70 million principal amount of the 1997 Notes, with proceeds remaining from the initial public offering, at a redemption price of 111% of such principal amount, plus accrued and unpaid interest. We recorded an extraordinary loss of approximately $10.6 million related to the redemption of this debt. In connection with the redemption, the trustee for the 1997 Notes released to us approximately $18.0 million held by the trustee as security for the payment of remaining interest through June 1, 2000 on the 1997 Notes which we redeemed.

     On May 20, 1998, we completed our acquisition of certain assets and liabilities of IT Group Communications. We issued 177,106 shares of common stock and assumed liabilities of approximately $1.2 million to consummate the transaction. We acquired approximately 900 customers, predominately located in Mississippi, and an important network point of presence in Jackson, Mississippi.

     On November 5, 1998, we issued, in a private offering, $125 million principal amount of the November 1998 Notes, yielding net proceeds of approximately $122 million. We intend to continue to use the net proceeds from this issuance to fund market expansion, the on-going development and construction of our fiber optic network, product development and general corporate purposes.

     In April 1999, we filed a registration statement with the Securities and Exchange Commission for the issuance from time to time of up to $300 million in equity securities, including common stock, preferred stock, shares of preferred stock represented by depositary shares, warrants exercisable for common stock, preferred stock or depositary shares, subscription rights evidencing the right to purchase any of these securities and stock purchase contracts to purchase common stock or preferred stock and stock purchase units. The common stock we issued and sold in May 1999, as described below, was registered pursuant to this registration statement.

     In May 1999, we completed an underwritten public offering and sale of 6,037,500 shares of our common stock, yielding net proceeds to us of approximately $120.9 million. We intend to continue to use the net proceeds from this offering (1) to fund an accelerated market expansion of our telecommunications business, including expansion of our fiber optic network, expansion of our local ISP telecommunications services and the opening of new sales offices, and (2) for additional working capital and other general corporate purposes.

     In May 1999, we completed a private offering and sale of $100 million aggregate principal amount of the 1999 Convertible Subordinated Notes. The 1999 Convertible Subordinated Notes bear interest at an annual rate of 4 1/2% payable each May 15 and November 15, beginning November 15, 1999. These notes are unsecured general obligations of ours and are convertible into common stock at any time after August 10, 1999, at a conversion price of $26.67 per share, subject to adjustment in certain events. We may redeem these notes or make the notes nonconvertible under specified circumstances before May 17, 2002. We intend to continue to use the net proceeds from this issuance (1) to fund an accelerated expansion of our fiber optic network and (2) to purchase switching equipment, inventory, and other electronics and network assets related (a) to our fiber optic network and (b) to our provision of primary rate interface connectivity to ISPs.

     At December 31, 1999, we had entered into agreements with vendors to purchase approximately $52 million of equipment and services, and, for the year ended December 31, 1999, had made capital expenditures of $165.5 million. We currently estimate that our aggregate capital requirements for our existing lines of business will range from $235 million to $245 million in 2000, inclusive of the $52 million in commitments as of December 31, 1999. We expect to make substantial capital expenditures thereafter. We intend to make capital expenditures in 2000 primarily for the following:

     . accelerated expansion of our fiber optic network in Texas, including Austin and San Antonio, and in Tennessee, including Memphis, Nashville, Chattanooga and Knoxville;

     . continued acquisition and installation of switches and related equipment related to our facilities-based local telephone service offering;

     . continued addition of switching capacity, electrical equipment and additional collocation space in connection with the expansion of our ISP local telecommunications services;

     .    market expansion; and

     .    infrastructure enhancements, principally for information systems.

     In February 2000, we received a commitment from Morgan Stanley Senior Funding, Inc., Bank of America Securities and Goldman Sachs Credit Partners L.P. to fully underwrite a $160 million senior secured credit facility. This credit facility will be subject to customary conditions for a transaction of its type, including without limitation, completion of definitive documentation and finalization of all terms and conditions. We expect this credit facility to be syndicated and fully funded by March 31, 2000, completely drawn at closing and not subject to financial maintenance covenants.

     In March 2000, we expect to enter a new business we have launched, to be operated as e/\DeltaCom, to extend and enhance our data and Internet access products by offering customers collocation and Web server hosting

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

services integral to operating business-critical applications over the Internet. We expect to invest approximately $250 million of capital to cover capital expenditures and working capital requirements during the first three years of operations of this business, including approximately $65 million during 2000. We expect the revenues from the business of e/\DeltaCom to be insignificant in 2000, while resulting in negative cash flow from operations of approximately $15 million. We will use some of the proceeds expected to be available under our new $160 million senior secured credit facility to fund the operations of this new business.

     The actual amount and timing of our capital requirements may differ materially from the foregoing estimate as a result of regulatory, technological and competitive developments, including market developments and new opportunities, or in the event we decide to make acquisitions or enter into joint ventures and strategic alliances in our industry.

     We may require additional capital to fund our growth, as well as to fund continued operating losses and working capital. We believe that cash on hand, cash flow from operations and anticipated borrowings under the $160 million senior secured credit facility will provide sufficient funds to enable us to expand our business as currently planned through the second quarter of 2001, after which we may need to seek additional financing to fund capital expenditures and working capital. We will review all of our alternatives for obtaining additional equity investments. If these or other sources of funds are unavailable, we may not have a ready source of liquidity. In the event that our plans or assumptions change or prove to be inaccurate, the foregoing sources of funds may prove to be insufficient to fund our currently planned growth and operations. In addition, if we make acquisitions, we may be required to seek additional capital sooner than currently anticipated. Additional sources may include equity and debt financing and other financing agreements, such as vendor financing. There can be no assurance that we will be able to generate sufficient cash flow from operations or that additional financing arrangements will be available, or if available, that they can be concluded on terms acceptable to us. Inability to generate or obtain sufficient funds would result in delay or abandonment of some or all of our development and expansion plans, which could have a material adverse effect on us.

     Although our liquidity has improved, our level of indebtedness and debt service obligations significantly increased as a result of our issuances of the 1997 Notes, the March 1998 Notes, the November 1998 Notes and the 1999 Convertible Subordinated Notes and will increase as a result of our anticipated borrowings under our planned $160 million senior secured credit facility. The successful implementation of our strategy, including expansion of our network and obtaining and retaining a significant number of customers, and significant and sustained growth in our cash flow are necessary for us to be able to meet our debt service requirements. There can be no assurance that we will successfully implement our strategy or that we will be able to generate sufficient cash flow from operating activities to improve our earnings before fixed charges, or to meet our debt service obligations and working capital requirements. Our ability to meet our obligations will be dependent upon our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors.

Year 2000

     We developed and implemented a comprehensive Year 2000 plan to guide us through the evaluation, testing, remediation and implementation of all facets of the Year 2000 transition, including among other things, the monitoring of any potential adverse impact arising from services and equipment provided to us, by our vendors within the telecommunications industry. In the hours after the Year 2000 date change, our network operations and information technology teams validated and monitored our network elements, software and hardware operations, and the business operation processes. To our knowledge, we experienced no networking problems arising from the transition of our network into the year 2000. However, we may not have identified and remediated all significant Year 2000 problems. Further remediation efforts may involve significant time and expense, and unremediated problems may have a material adverse effect on our business.

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

     We sell our products and service to companies in a variety of industries, each of which may be experiencing different Year 2000 issues. Customer difficulties with Year 2000 issues might require us to devote additional resources to resolve underlying problems.

     Although we have not been made a party to any litigation or arbitration proceeding to date involving our products or services and related to Year 2000 compliance issues, we may in the future be required to defend our products or services in such proceedings, or to negotiate resolutions of claims based on Year 2000 issues. The costs of defending and resolving Year 2000-related disputes regardless of the merits of such disputes, and any liability for Year 2000-related damages, including consequential damages, would negatively affect our business, results of operations, financial condition and liquidity, perhaps materially.

     We have incurred internal labor as well as consulting and other expenses necessary to prepare our systems for the transition into the year 2000. Through the end of 1999, we incurred approximately $2.1 million in external costs for our Year 2000 program, inclusive of $1.0 million of costs incurred during the year ended December 31, 1999. These costs have been expensed as incurred.


EFFECTS OF NEW ACCOUNTING STANDARDS

     Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, provides guidance on accounting for the costs of computer software developed or obtained for internal use. We adopted Statement of Position 98-1 effective January 1, 1999, with no material impact on the consolidated financial statements.

     SFAS No. 133, Accounting for Derivative Instruments and for Hedging Activities, establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 was originally effective for fiscal years beginning after June 15, 1999. SFAS No. 133 cannot be applied retroactively. SFAS No. 133 must be applied to (1) derivative instruments and (2) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, which amends SFAS No. 133 to be effective for all fiscal years beginning after June 15, 2000 or January 1, 2001 for companies with calendar-year fiscal years. We expect to implement SFAS No. 137 for the fiscal year beginning January 1, 2001, and do not expect the adoption of SFAS No. 137 will have a material effect on our consolidated financial statements.

INFLATION

     We do not believe that inflation has had a significant impact on our consolidated operations in any of the three years ended December 31, 1999.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to interest rate risk related to our interest rate swap agreement and our borrowings under our credit facility. There were no borrowings outstanding under our credit facility as of December 31, 1999. In addition, we are exposed to fair value risk related to our fixed-rate, long-term debt. Our market risk sensitive instruments do not subject us to material market risk exposures. See Note 5 to our consolidated financial statements appearing elsewhere in this report for additional information.

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

Item 7.  Financial Statements and Exhibits

         (c)   Exhibits

               23 - Consent of Arthur Andersen LLP

               27 - Financial Data Schedule

               99.1 - Audited Consolidated Financial Statements of
                    ITC/\DeltaCom, Inc. as of December 31, 1999 and 1998 and for the three years ended December 31, 1999

               99.2 - Certain Terms of Proposed Credit Facility



                                   SIGNATURE


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              ITC/\DELTACOM, INC.



                              By: /s/ Douglas A. Shumate
                                 ------------------------------

                                  Douglas A. Shumate, Senior Vice
                                  President and Chief Financial
                                  Officer


Date:   March 8, 2000

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